THIS DOCUMENT IS NOT BEING AND MUST NOT BE PUBLISHED OR DISTRIBUTED, IN WHOLE OR IN PART, IN, INTO OR FROM ANY JURISDICTION OUTSIDE THE UNITED ARAB EMIRATES WHERE TO DO SO WOULD VIOLATE THE RELEVANT LAWS OF, OR REGULATIONS APPLICABLE TO, SUCH JURISDICTION
PRESS RELEASE ON BOARDS RECOMMENDATION OF EMAAR PROPERTIES PJSC AND EMAAR MALLS PJSC MERGER

Dubai, 2 March 2021: Emaar Properties PJSC ("Emaar Properties") and Emaar Malls PJSC ("Emaar Malls") jointly announce today that each of their boards of directors have voted to recommend an all share merger to their respective shareholders. The proposed merger has the unanimous support and recommendation of the board of directors of Emaar Properties and Emaar Malls (acting through its independent directors) and will reinforce Emaar Properties' position as MENA's largest integrated and diversified real estate company, ensuring both Emaar Properties and Emaar Malls are strategically positioned to capture opportunities in the marketplace and drive shareholder value.

The combination offers a compelling value proposition for both Emaar Properties' and Emaar Malls' shareholders and is expected to create the following benefits to:

- Solidify Emaar Properties' position as MENA's largest(1)  integrated and diversified real estate company with AED117 billion total asset value (as of 31 December 2020) and implied pro-forma market capitalisation of AED29 billion (2)
- Boost Emaar Properties' financial and operational performance through full (100%) consolidation of Emaar Malls' earnings and cash flow generation, and further reduce volatility through an increase in the proportion of earnings from recurring businesses (3)
- Fully incorporate Emaar Malls into Emaar Properties, a significantly larger and more diversified group, while reconstituting Emaar Malls as a wholly owned subsidiary that will continue to develop and hold a portfolio of premium shopping malls and retail assets, with the majority of the combined group's EBITDA being generated within the Emirate of Dubai
- Significantly improve Emaar Malls shareholders' earnings profile via a substantial uplift in earnings per share immediately post-transaction and access to Emaar Properties' embedded long term growth potential
- Reinforce Emaar Properties' robust balance sheet with its conservative loan to value ratio, while increasing the combined group's financial flexibility and strengthening Emaar Properties' credit profile
- Safeguard the credit strength of Emaar Malls (as reconstituted in Emaar Malls Management LLC) with a neutral impact expected on the existing credit ratings of Emaar Malls by virtue of the transaction
- Streamline Emaar Properties' organisational structure and increase the combined group's overall resiliency and strategic alignment across its key entities
- Enhance Emaar Properties' standing in regional capital markets and increase its stock liquidity on the Dubai Financial Market, while maintaining inclusion in international equity indices

The merger of Emaar Properties and Emaar Malls is expected to enhance the combined group's position as a national real estate champion and will continue to contribute to the ongoing development of Dubai, acting as a critical enabler of the economic vision of Dubai and the UAE.

The proposed merger is intended to be effected as a statutory merger with Emaar Malls shareholders (excluding Emaar Properties) receiving 0.51 Emaar Properties shares for every one Emaar Malls share. This represents a premium of 7.1% to the closing price of Emaar Malls on 1 March 2021, the last trading day prior to this announcement, and a premium of 11.2% to the market implied exchange ratio based on volume weighted average prices over the last one month to 1 March 2021 (4). On the effective date of the merger, Emaar Malls will be dissolved as a legal entity. Following which, the business of Emaar Malls will be reconstituted in Emaar Malls Management LLC, a wholly owned subsidiary of Emaar Properties, which will continue to develop and hold a portfolio of premium shopping malls and retail assets, and Emaar Properties will continue to be listed on the Dubai Financial Market.

On or around 16 March 2021, Emaar Properties and Emaar Malls intend to publish a shareholder circular containing the full terms and conditions of the merger for shareholder review and consideration in advance of the general meetings of each of Emaar Properties and Emaar Malls.
It is expected that each of Moody's Investor Service and S&P Global Ratings will consider the transaction to be rating neutral for the businesses of both Emaar Properties and Emaar Malls as well as their sukuks.

(1) Based on total assets as of the latest available disclosure
(2) Calculated using Emaar Properties' closing price as at 1 March 2021 and total number of shares pro-forma for the proposed transaction
(3) Recurring businesses include Emaar Malls, hospitality, entertainment and leasing and other non-development businesses
(4) Emaar Malls' closing price on 1 March 2021 of AED1.70/share, last one month VWAP for Emaar Properties of AED3.72/share and last one month VWAP for Emaar Malls of AED1.71/share.

REQUIRED SHAREHOLDER ACTION
The merger is subject to a number of conditions, including the approval of the merger by vote of shareholders who own at least 75% of the shares represented at quorate general meetings ("GMs") of Emaar Properties and Emaar Malls. Further details on the GMs of Emaar Properties and Emaar Malls will be sent to the shareholders of Emaar Properties and Emaar Malls in due course and contained in the shareholder circular.
Refer to Conditions of the Merger below for further details on the other conditions.

TERMS OF THE MERGER
The merger is intended to be effected by way of a merger pursuant to Articles 283(1), 284 and 285 of the UAE Federal Law No. 2 of 2015 concerning Commercial Companies (the "Companies Law"). Subject to the satisfaction of the conditions to the merger, upon the effective date of the merger the assets and liabilities of Emaar Malls will be assumed by Emaar Properties in consideration for the issue of new Emaar Properties shares to existing Emaar Malls shareholders (excluding Emaar Properties). On the effective date of the merger, Emaar Malls shareholders will become Emaar Properties shareholders and Emaar Malls will be dissolved as a legal entity. As a subsequent step, the existing business of Emaar Malls will be reconstituted in a wholly owned subsidiary of Emaar Properties.
The merger will result in new Emaar Properties shares (which will be listed on the Dubai Financial Market) being issued to Emaar Malls shareholders (excluding Emaar Properties) on the basis of 0.51 Emaar Properties shares for each Emaar Malls share they hold.
On the effective date of the merger, the total issued share capital of Emaar Properties will be 8,179,738,158 shares with Emaar Malls' shareholders holding approximately 12.5% of the enlarged share capital of Emaar Properties and Emaar Properties' shareholders holding approximately 87.5%.

ABOUT EMAAR PROPERTIES

Emaar Properties PJSC is a leading real estate, property development, management and investment companies. It was listed on the Dubai Financial Market in 2000. Emaar Properties commenced operations as a property development company specialising in real estate development, specifically master planned lifestyle community developments, in Dubai and was established in accordance with the UAE Government's strategy to diversify and grow Dubai's economy. Since its incorporation, Emaar Properties has expanded its business in the UAE and internationally and currently has operations in 12 countries across the MENA region, the Indian sub-continent, Asia, Europe and North America. The principal activities of Emaar Properties include property investment and development, shopping malls and retail, hospitality, property management and utility services and investments in providers of financial services. Emaar Properties' diverse property portfolio includes major developments and re-developments within the Emirate of Dubai, such as Downtown Dubai, Arabian Ranches, Dubai Marina, Emirates Living, Burj Khalifa, Emaar Square and Address Hotels.

ABOUT EMAAR MALLS

Emaar Malls Group LLC was registered as a limited liability company in the Emirate of Dubai in 2005 and was converted to Emaar Malls PJSC in October 2014. Emaar Malls is the shopping mall operating subsidiary of Emaar Properties and focuses on creating retail environments that are tailored to the particular needs of each community they serve. Emaar Malls is also active in the e-commerce sector through its fully-owned subsidiary, Namshi, which is a leading online fashion platform in the Middle East with over 700 brands. Emaar Malls' revenues are derived from rents paid by tenants in its facilities and sales generated on its e-commerce platform. Emaar Malls' key developments and investments include the Dubai Mall, Dubai Marina Mall, Gold and Diamond Park, Souk Al Bahar and Namshi.

CONDITIONS TO THE MERGER
Completion of the merger is subject to the following conditions:
(a) resolutions approving the merger and certain ancillary matters having been passed by the requisite majority of the shareholders attending and entitled to vote at the GMs of Emaar Properties and Emaar Malls respectively;

(b) receipt of final approval(s) and/or final written confirmation of no objection from the Securities and Commodities Authority ("SCA") in relation to the merger;

(c) expiry of the creditor objection period as set out in the shareholder circular with no objections being raised by the creditors;

(d) the approval of the merger and the reorganisation envisaged as part of this transaction at a meeting of the holders of the trust certificates issued by EMG Sukuk Limited due 2024;

(e) the merger agreement dated 2 March 2021 between Emaar Properties and Emaar Malls setting out the terms and conditions of the merger and the reorganisation agreement dated 2 March 2021 between Emaar Properties and Emaar Malls Management LLC setting out the terms and conditions of the reorganisation not having been terminated in accordance with their respective terms; and

(f) a statement issued by the auditor of: (i) Emaar Properties to the Emaar Properties shareholders; and (ii) Emaar Malls to the Emaar Malls shareholders, in each case in relation to any material events that might have occurred during the merger in accordance with Article 49(6) of the Merger and Acquisition Rules, or otherwise confirming no such material event(s) have occurred.
Following satisfaction of the conditions listed above, the Emaar Properties and Emaar Malls boards of directors will apply for a certificate of the SCA approving the merger, the dissolution of Emaar Malls, the increase in the share capital of Emaar Properties and the amendments to Emaar Properties' articles of association. Subject to the satisfaction of these conditions, Emaar Properties and Emaar Malls currently anticipate that the merger will become effective in May 2021. This timeframe is indicative only and is subject to change.
The shareholders of Emaar Properties and Emaar Malls should refer to the shareholder circular which will be published by the companies in due course for the full details on the merger, its key benefits to the shareholders and certain relevant risks relating to the companies and the merger.

ADDITIONAL INFORMATION

Morgan Stanley & Co International plc (DIFC branch) is acting exclusively as financial adviser to Emaar Properties in connection with the merger and has provided a fairness opinion to the Emaar Properties board.

Credit Suisse International is acting exclusively as financial adviser to Emaar Malls in connection with the merger and has provided a fairness opinion to the Emaar Malls board.

Linklaters LLP is acting as legal adviser to Emaar Properties in connection with the merger.

IBRAHIM & PARTNERS is acting as legal adviser to Emaar Malls in connection with the merger.
EY Consulting LLC has been appointed jointly by Emaar Properties and Emaar Malls, as independent valuer, to arrive at a standalone valuation range for the equity shares of Emaar Properties and Emaar Malls based on historical information and forecasts provided by Emaar Properties and Emaar Malls with a view to arriving at fair exchange consideration in accordance with Articles 118 and 199 of the Companies Law.

For full details on the merger, investors should refer to the shareholder circular which will be published in due course and on each of Emaar Properties' or Emaar Malls' websites at http://www.emaar.com and https://properties.emaar.com/en/other-emaar-businesses/emaar-malls/, respectively.

IMPORTANT NOTICES

Shareholders in Emaar Properties and Emaar Malls should not exercise voting rights at the GM of Emaar Properties or the GM of Emaar Malls respectively, except on the basis of information contained within the shareholder circular to be published in connection with the merger (the "Shareholder Circular"). The Shareholder Circular will include a discussion of certain risk factors which should be taken into account when considering whether to vote in favour of the resolutions to be considered at the Emaar Properties and Emaar Malls GMs to be convened in relation to the merger. Any vote or other response to the merger should be made only on the basis of the Shareholder Circular.

Instructions to shareholders of Emaar Properties and Emaar Malls as to how to attend and vote in respect of the merger at the GMs will be contained in the shareholder circular to be made available at each of Emaar Properties' and Emaar Malls' websites at http://www.emaar.com and https://properties.emaar.com/en/other-emaar-businesses/emaar-malls/, respectively, at the offices of each of Emaar Properties (in the case of Emaar Properties shareholders) and Emaar Malls (in the case of Emaar Malls shareholders).

This announcement is not intended to and does not constitute, or form part of, an offer to acquire, issue or sell or an invitation to acquire, subscribe for or sell any securities or the solicitation of any vote or approval in any jurisdiction in connection with or pursuant to the merger or otherwise, nor will there be any acquisition, issue, sale, subscription or transfer of the securities referred to in this announcement in any jurisdiction, in contravention of applicable law or regulation.

This document is not being published or distributed, and should not be forwarded or transmitted, in, into or to any persons who are subject to the laws and regulations of any jurisdiction other than the UAE where such publication, distribution, forwarding or transmission would not be in compliance with applicable laws and/or regulations. Persons receiving this document should inform themselves about, and observe, any applicable requirements. Any failure to comply with the applicable requirements may constitute a violation of the laws and/or regulations of any such jurisdiction.

None of the content or information relating to the merger which may be available on the websites of Emaar Properties or Emaar Malls (nor any other website, the content of any website accessible from hyperlinks on any of such websites) is incorporated into, or forms part of, this announcement.
Morgan Stanley & Co International plc (DIFC Branch) ("Morgan Stanley"), which is authorised and regulated by the Dubai Financial Services Authority in the Dubai International Financial Centre and the Financial Services Authority in the United Kingdom, is acting exclusively as financial adviser to Emaar Properties and for no one else in connection with the merger and will not be responsible to anyone other than Emaar Properties for providing the protections afforded to clients of Morgan Stanley or for providing advice in relation to the merger, the content of this announcement or matters referred to in this announcement.
Credit Suisse International ("Credit Suisse"), which is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority, is acting exclusively as financial adviser to Emaar Malls and for no one else in connection with the merger and will not be responsible to anyone other than Emaar Malls for providing the protections afforded to clients of Credit Suisse or for providing advice in relation to the merger, the content of this announcement or matters referred to in this announcement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This announcement may contain certain forward looking statements with respect to Emaar Properties and Emaar Malls. These forward looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward looking statements often use words such as "anticipate", "target", "goal", "expect", "may", "estimate", "intend", "plan", "will", "believe", "aim", "would", "could" or "should" or other words of similar meaning or the negative thereof. Forward looking statements in this announcement may include, without limitation, statements relating to: (i) future capital expenditures, expenses, revenues, economic performance, financial conditions, dividend policy, losses and future prospects; and (ii) business and management strategies and the expansion and growth of the operations of the combined group.
Nothing contained in this announcement is intended to be or shall be deemed to be a forecast, projection or estimate of the future financial performance of Emaar Properties or Emaar Malls and no statement in this announcement should be interpreted to mean that earnings per share for current or future financial periods of Emaar Properties or Emaar Malls will necessarily match or exceed historical published earnings per share.
These forward looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of any such person, industry results, strategies or events to be materially different from any results, performance, achievements or other events or factors expressed or implied by such forward looking statements. Many of the risks and uncertainties relating to forward looking statements are beyond any person's ability to control or estimate precisely, such as future market conditions and the behaviours of other market participants, and therefore undue reliance should not be placed on such statements. Forward looking statements do not guarantee future performance. They have not, unless otherwise indicated, been reviewed by the auditors of Emaar Properties or Emaar Malls.
Forward looking statements are based on numerous assumptions, including assumptions regarding the present and future business strategies of Emaar Properties and Emaar Malls (including the business of Emaar Malls following its reconstitution in Emaar Malls Management LLC) and the environment in which each will operate in the future. All subsequent oral or written forward looking statements made by or attributable to Emaar Properties or Emaar Malls or any persons acting on their behalf are expressly qualified in their entirety by the cautionary statement above. In December 2019, an outbreak of novel Coronavirus ("COVID-19"), a viral respiratory illness, has spread globally, including the UAE. The COVID-19 outbreak poses potential risks and material uncertainty to the businesses of Emaar Properties and Emaar Malls, results of operations, financial condition and prospects.
For more details on the various risk and uncertainties, refer to the Shareholder Circular.
Emaar Properties and Emaar Malls assume no obligation to, and do not intend to, update any forward-looking statements, except as required pursuant to applicable law and regulation.

NOTICE TO EMAAR MALLS SHAREHOLDERS IN THE UNITED STATES
The proposed merger of Emaar Properties and Emaar Malls relates to the shares of a UAE company and is proposed to be made by means of a merger pursuant to Article 283(1) of the Companies Law and the merger agreement between Emaar Properties and Emaar Malls dated 2 March 2021. The securities to be issued pursuant to the proposed will be made in the United States in reliance on exemptions from Section 14(e) of the U.S. Securities Exchange Act of 1934 (the "US Exchange Act"). Accordingly, the proposed merger is subject to the disclosure requirements and practices applicable in the UAE to statutory mergers, which differ from the disclosure requirements of the United States.
Financial information included in this document has been prepared in accordance with IFRS and other mandatory reporting requirements applicable in the UAE and thus may not be comparable to the financial information of US companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.
It may be difficult for investors to enforce their rights and any claim they may have arising under US federal securities laws, since Emaar Properties is a UAE company, and some or all of its officers and directors are residents of countries other than the United States. Investors may not be able to sue a non US company or its officers or directors in a non US court for violations of the US securities laws. It may be difficult to compel a non US company and its affiliates to subject themselves to a US court's judgment.
Securities may not be offered or sold in the United States absent registration under the US Securities Act of 1933 (the "US Securities Act"), or pursuant to an exemption from such registration. The new Emaar Properties shares to be issued pursuant to the proposed merger are not, and will not be, registered under the US Securities Act or under the securities laws of any jurisdiction of the United States and will be issued to Emaar Malls' shareholders in the United States in reliance on the exemption from registration provided by Rule 802 under the US Securities Act and in reliance on available exemptions from any state law registration requirements. The new Emaar Properties shares issued pursuant to the proposed merger will be "restricted securities" within the meaning of Rule 144(a)(3) under the US Securities Act to the same extent and proportion as the Emaar Malls shares for which they were exchanged in the proposed merger.
Neither the US Securities and Exchange Commission nor any US state securities commission has approved or disapproved of the new Emaar Properties shares offered in connection with the proposed merger, or determined if this document is accurate or complete. Any representation to the contrary is a criminal offence.
In accordance with the exemption from the registration requirements of the US Securities Act provided by Rule 802 thereunder with respect to the new Emaar Properties shares to be issued in connection with the proposed merger, Emaar Properties will submit to the US Securities and Exchange Commission any informational document it publishes or otherwise disseminates to holders of Emaar Malls shares related to the proposed merger.